UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K
________________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2020

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-2313	SOUTHERN CALIFORNIA EDISON COMPANY	California	95-1240335

2244 Walnut Grove Avenue
(P.O. Box 800)
Rosemead,	California	91770
(Address of principal executive offices)
(626)	302-1212
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ☐ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ☐ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ☐ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ☐ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Southern California Edison Company:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Cumulative Preferred Stock, 4.08% Series	SCEpB	NYSE American LLC
Cumulative Preferred Stock, 4.24% Series	SCEpC	NYSE American LLC
Cumulative Preferred Stock, 4.32% Series	SCEpD	NYSE American LLC
Cumulative Preferred Stock, 4.78% Series	SCEpE	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                               ☐

Item 1.01    Entry into a Material Definitive Agreement 364-Day
Revolving Credit Facility and Term Loan Agreements
On March 11, 2020, Southern California Edison Company ("SCE") entered into a 364-Day Revolving Credit Agreement (the "Revolving Credit Agreement") with the lenders named therein and Royal Bank of Canada, as administrative agent. The Revolving Credit Agreement provides for an $800 million revolving credit facility, which terminates on March 10, 2021, subject to extension at the lenders’ discretion of up to two additional 364-day periods. Under certain circumstances, the aggregate maximum principal amount of available loans under the Revolving Credit Agreement may be increased to up to $1.1 billion, so long as additional lender commitments are obtained. At the closing SCE did not draw under the revolving credit facility.
Also on March 11, 2020, SCE entered into a Term Loan Credit Agreement (the "Term Loan Agreement" and, together with the Revolving Credit Agreement, the "Credit Agreements") with the lenders named therein and Royal Bank of Canada, as administrative agent. The Term Loan Agreement provides for a $475 million term loan due on March 10, 2021, subject to extension at the lenders’ discretion of one additional 364-day period. The term loan may be prepaid in whole or in part without any premium or penalty.

SCE expects to use the proceeds of both credit facilities for capital investments related to wildfire mitigation. Borrowings under both credit facilities are subject to mandatory prepayment with the net cash proceeds of wildfire and ratepayer protection financings by SCE and its subsidiaries contemplated by California Assembly Bill 1054, with such proceeds to be applied first to the outstanding borrowings under the Term Loan Agreement and then to outstanding borrowings under the Revolving Credit Agreement.

Borrowings under each Credit Agreement bear interest at benchmark rates plus a margin that varies with SCE's credit ratings. The Credit Agreements contain customary representations and warranties, covenants and events of default. The Credit Agreements have one financial covenant, requiring that SCE maintain at the end of each quarter a ratio of consolidated total indebtedness to consolidated capital at a level that does not exceed .65 to 1.0.

Many of the lenders that are a party to the Credit Agreements or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for SCE and certain of its subsidiaries and affiliates, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses. In addition, each of the lenders party to the Credit Agreements are lenders under the $3.0 billion revolving credit facility of SCE and the $1.5 billion credit facility of SCE’s parent Edison International.

The foregoing descriptions are qualified in their entirety by reference to the full text of the Credit Agreements, filed as Exhibits 10.1 and 10.2 hereto and incorporated by reference herein.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
See Item 1.01
Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

See the Exhibit Index below.

EXHIBIT INDEX

Exhibit No.	Description

10.1
364-Day Revolving Credit Agreement dated as of March 11, 2020, among Southern California Edison, the several banks and other financial institutions from time to time parties thereto, and Royal Bank of Canada, as administrative agent for the lenders.

10.2
Term Loan Credit Agreement, dated as of March 11, 2020, among Southern California Edison Company, the several banks and other financial institutions from time to time parties thereto, and Royal Bank of Canada, as administrative agent for the lenders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN CALIFORNIA EDISON COMPANY
(Registrant)

/s/ Aaron D. Moss
Aaron D. Moss
Vice President and Controller

Date: March 11, 2020